Exhibit 10.8

FORM OF MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (the "Management Agreement"), dated as of           , 2016 is made and entered into by and among NORDIC REALTY TRUST, INC., a Maryland corporation ("Nordic Realty"), NORDIC GP LUX CO S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg having its registered office at 4, rue Albert Borschette, L-1246 Luxembourg, Grand Duchy of Luxembourg, having a share capital of USD 15,000 and pending registration with the Luxembourg Trade and Companies' Register (Register de Commerce et des Sociétés, Luxembourg, the "RCS") ("Nordic GP"), NORDIC OPERATING PARTNERSHIP S.C.A., a corporate partnership limited by shares (société en commandite par actions) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 4, rue Albert Borschette, L-1246 Luxembourg, Grand Duchy of Luxembourg and pending registration with the RCS ("Nordic OP"), and C-QUADRAT REAL ESTATE MANAGER S.À R.L., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 4, rue Albert Borschette, L-1246 Luxembourg, Grand Duchy of Luxembourg, having a share capital of EUR 12,500 and pending registration with the RCS (the "Manager").

WHEREAS, Nordic Realty, which intends to elect, and to operate its business so as to qualify, to be taxed as a real estate investment trust (a "REIT") for U.S. federal income tax purposes, is the parent of Nordic GP;

WHEREAS, Nordic GP is the unlimited shareholder (actionnaire commandité) and sole manager of Nordic OP;

WHEREAS, Nordic Realty will operate substantially all of its business through Nordic OP; and

WHEREAS, Nordic GP intends to delegate certain management duties with respect to Nordic OP to the Manager and, in connection therewith, Nordic Realty, Nordic GP and Nordic OP desire to retain the Manager to provide certain management and advisory services on the terms and conditions hereinafter set forth, and the Manager desires to be retained to provide such services.

NOW, THEREFORE, for the mutual promises made herein and in the other agreements executed by the parties concurrently herewith or contemplated hereby, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Section 1.      Definitions. The following terms have the following meanings assigned to them:

"1915 Law" means the Luxembourg law of 10 August 1915 on commercial companies, as amended.

"Affiliate" means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner or employee (or their equivalent) of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner (or their equivalent).

"Agreement" means this Management Agreement, as amended, restated or supplemented from time to time.

"Articles" means the articles of association of Nordic OP, as may be amended from time to time.

"Bankruptcy" means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code, or any similar law in such Person's jurisdiction, or any other federal, state or foreign insolvency law, or such Person's filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the expiration of 90 days after the filing of an involuntary petition under Title 11 of the United States Code, or the expiration of the similar time period under the laws of such Person's jurisdiction, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law; provided that the same shall not have been vacated, set aside or stayed within such 90-day period, or similar period under the laws of such Person's jurisdiction, or (iv) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

"Board of Directors" means the board of directors of Nordic Realty.

"Book Value Percentage " applicable to a jurisdiction means, calculated in U.S. dollars, (i) the undepreciated book value of Nordic OP's real property in that jurisdiction, divided by (ii) the undepreciated book value of all of the Company's real properties. Following the completion of the Initial Public Offering, Book Value Percentage shall initially be allocated 100% to Norway and shall be recalculated each time that the Company or its subsidiaries issues capital stock or other equity securities, based on the exchange rate between the principal currency in use in such jurisdiction and the U.S. dollar as of the end of the quarterly period immediately preceding such issuance; provided, that, Book Value Percentage may be adjusted at any time after discussions between the Manager and Nordic GP and approved by Nordic GP and a majority of the Independent Directors.

"Business Day" means any day except a Saturday, a Sunday or a day on which banking institutions in the Grand Duchy of Luxembourg and New York, New York are not required to be open.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" means the common stock, par value U.S. 0.01, of Nordic Realty.

"Company" means collectively Nordic Realty and its Subsidiaries, including Nordic OP and its Subsidiaries.

"Core AFFO" for the applicable completed fiscal quarter means: (i) net income (as determined in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, minus (ii) items that do not reflect ongoing property operations, including acquisition costs, equity-based compensation gains from financial instruments at fair value, straight-line rent adjustment, amortization of market leases, amortization of deferred financing fees and non-cash tax expense, plus (iii) recurring capital expenditures and any realized gains or losses on real property investments excluding any unrealized gains or losses or mark-to-market on currency hedges.

"Covered Person" shall have the meaning set forth in Section 12(a) of this Agreement.

"Delegation" shall have the meaning set forth in Section 2(a) of this Agreement.

"Effective Termination Date" shall have the meaning set forth in Section 13(a) of this Agreement.

"Excess Funds" shall have the meaning set forth in Section 2(l) of this Agreement.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Expenses" shall have the meaning set forth in Section 10(a) of this Agreement.

"GAAP" means generally accepted accounting principles, as applied in the United States.

"Governing Instruments" means, with regard to any entity, the Articles, articles of association, as may be amended from time to time, of Nordic GP, any shareholders' agreement, as may be amended from time to time, concerning Nordic OP and/or Nordic GP, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, the articles of association in the case of a corporate partnership limited by shares, or other similar governing or organizational documents, in each case as amended from time to time.

"Independent Directors" means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise "independent" in accordance with the NASDAQ's corporate governance listing standards (or the rules of any other national securities exchange on which the Common Stock is listed).

"Initial Public Offering" means the initial public offering of the Common Stock under the Securities Act.

"Initial Term" shall have the meaning set forth in Section 13(a) of this Agreement.

"Investment Company Act" means the Investment Company Act of 1940, as amended.

"Investment Committee" shall have the meaning set forth in Section 2(k) of this Agreement.

"Investment Guidelines" shall have the meaning set forth in Section 2(b)(i) of this Agreement.

"Investments" means the investments, including investments in real property, directly by Nordic OP and indirectly by Nordic OP through its Subsidiaries.

"Manager" shall have the meaning set forth in the first paragraph of this Agreement.

"Management Fee" means a fee equal to 1.50% per annum of Stockholder's Equity, calculated and payable as provided in Section 8 and Section 9 hereof.

"Monitoring Services" shall have the meaning set forth in Section 2(b) of this Agreement.

"NASDAQ" means the NASDAQ Global Market.

"Nordic OP" shall have the meaning set forth in first paragraph of this Agreement.

"Nordic GP" shall have the meaning set forth in the recitals hereto.

"Nordic OP Account" shall have the meaning set forth in Section 5 of this Agreement.

"Nordic Realty" shall have the meaning set forth in first paragraph of this Agreement.

"Notice of Proposal to Negotiate" shall have the meaning set forth in Section 13(a) of this Agreement.

"Person" means any individual, corporation, partnership, joint venture, limited liability company, corporate partnership limited by shares, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

"Portfolio Management Services" shall have the meaning set forth in Section 2(b) of this Agreement.

"REIT" shall have the meaning set forth in the recitals of this Agreement.

"Renewal Term" shall have the meaning set forth in Section 13(a) of this Agreement.

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Special Shares" means class A shares of Nordic OP that shall be issued to and subscribed for by the Manager and which will entitle the Manager to receive special dividend pursuant to the terms set forth in the articles of association of Nordic OP.

"Stockholder's Equity" means, at each quarter end, the net proceeds from all prior issuances of capital stock or equity securities of Nordic Realty and its Subsidiaries (exclusive of any equity securities in Nordic OP held by Nordic Realty or its Subsidiaries) (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance). Stockholder's Equity shall be subdivided into separate segments (each, a "Stockholder's Equity Segment") for each jurisdiction in which Nordic OP owns real property and shall be separately calculated for each such segment in the local currency in principal use in such jurisdiction. Initially, upon closing of the Initial Public Offering, Stockholder's Equity shall be allocated entirely to Norway and calculated in Norwegian krone (based on the exchange rate between U.S. dollars and the Norwegian krone on the date of the pricing of the Initial Public Offering). As additional net proceeds from other issuances of capital stock or equity securities of Nordic Realty and its Subsidiaries (exclusive of any equity securities of Nordic OP held by Nordic Realty or its Subsidiaries) are received, the net proceeds from such issuance shall be added to each Stockholder's Equity Segment by multiplying such net proceeds by the Book Value Percentage (calculated as of the end of the quarterly period immediately preceding the issuance) applicable to such segment with the amount so allocated being converted into the local currency applicable to such segment based on the exchange rate (on the date such issuance is completed) between the currency received by the Company in the issuance and the principal currency in use in the jurisdiction represented by the segment.

Stockholder's Equity shall also include the Company's cumulative undistributed Core AFFO for the most recently completed quarter, calculated as of the end of the quarter. For the purposes of this calculation, cumulative undistributed Core AFFO shall be allocated and added to each Stockholder's Equity Segment (described in the paragraph above) by multiplying the total cumulative undistributed Core AFFO expressed in U.S. dollars by the Book Value Percentage applicable to such segment with the amount so allocated being converted into the local currency applicable to such segment based on the exchange rate (as of the end of the most recently completed quarter) between U.S. dollars and the principal currency in use in the jurisdiction represented by the segment.

Additionally, each Stockholder's Equity Segment shall be adjusted to subtract amounts paid by the Company during the most recently completed quarter to repurchase capital stock of Nordic Realty or equity securities in Nordic OP. For the purposes of this calculation, the amounts subtracted from each Stockholder's Equity Segment shall be calculated by multiplying the amounts paid by Nordic Realty during the quarter to repurchase capital stock or by Nordic OP to repurchase equity securities in Nordic OP by the Book Value Percentage applicable to such segment. For the purposes of this calculation, the amounts subtracted from each Stockholder's Equity segment shall be converted from the currency paid by Nordic Realty or Nordic OP in the repurchase into the principal currency in use in the jurisdiction represented by the segment, based on the exchange rate on the date of the repurchase.

Stockholder's Equity may be further adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash items after discussions between the Manager and Nordic GP and as approved by Nordic GP, with the prior approval of a majority of the Independent Directors; and the allocations to each Stockholder's Equity Segment can be adjusted after discussions between the Manager and Nordic GP and as approved by Nordic GP, with the prior approval of a majority of the Independent Directors.

"Subsidiary" means a corporation, limited liability company, partnership, corporate partnership limited by shares, joint venture or other entity or organization in which an entity has a direct or indirect ownership interest and which exists under the laws of jurisdiction other than the Grand Duchy of Luxembourg.

"Termination Fee" shall have the meaning set forth in Section 13(b) of this Agreement.

"Termination Notice" shall have the meaning set forth in Section 13(a) of this Agreement.

"Treasury Regulations" means the regulations promulgated under the Code, as amended from time to time.

The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase "without limitation."

Section 2.      Appointment and Delegation of Duties to the Manager.

(a)      In accordance with article 11 of the Articles and articles 107 and 108 of the 1915 Law, Nordic GP hereby delegates to the Manager and pursuant to resolutions taken in this respect by Nordic GP, in its capacity as sole manager of Nordic OP, on            2016 certain management duties and the day-to-day operations of Nordic OP listed herein subject to the to the terms and conditions set forth in this Agreement (the "Delegation"). The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive, except to the extent that Nordic GP and the Manager otherwise agree, and except to the extent that Nordic GP and the Manager elect, in accordance with the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b)      The Manager, pursuant to and in connection with the Delegation, will at all times be subject to the supervision, direction and oversight of Nordic GP, acting upon the recommendation of the Board of Directors. Pursuant to the Delegation and this Agreement, the Manager will be responsible for the day-to-day operations of Nordic OP and its Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of Nordic OP and its Subsidiaries as may be appropriate, including, without limitation:

(i)       evaluating specific investments as well as the overall portfolio composition in relation to the criteria to be used by the Manager's senior management team, any modification to which shall be approved by Nordic GP, with the prior approval of a majority of the Independent Directors (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified, supplemented or waived with such approval, the "Investment Guidelines");

(ii)       providing advice and recommendations to Nordic OP and its Subsidiaries with respect to acquisitions of real estate consistent with the Investment Guidelines;

(iii)      consulting with Nordic OP and its Subsidiaries regarding the composition of Nordic OP's portfolio;

(iv)      advising the Company with respect to its capital structure and capital raising;

(v)      consulting with Nordic GP, the Company's officers and the Board of Directors and assisting Nordic GP and the Board of Directors (as applicable) in the formulating and implementing the Company's financial policies;

(vi)      sourcing potential acquisition opportunities and otherwise making its network of industry relationships available to the Nordic OP and its Subsidiaries;

(vii)      assisting Nordic GP and the Board of Directors (as applicable) in developing criteria for debt and equity financing that are specifically tailored to the Investment Guidelines;

(viii)      engaging and overseeing third-parties that perform leasing, property management, property development and/or other real estate-related functions for the properties that Nordic OP and its Subsidiaries expects to acquire;

(ix)      providing the daily management and performing and supervising the various administrative functions reasonably necessary for the Company's management and operations, including, without limitation, the services in respect of any equity incentive plans, the collection of revenues and the payment of the debts and obligations of the Company and maintenance of appropriate computer services to perform such administrative functions;

(x)      arranging, structuring and negotiating the financing and refinancing of properties;

(xi)      assisting in the preparation of reports and statistical and economic data;

(xii)      preparing and reviewing all reports and returns required by the SEC, the Internal Revenue Service and other governmental agencies;

(xiii)     otherwise performing all tasks necessary for the operation of the Company on a day-to-day basis and to perform its services provided to the Company under this Agreement;

(xiv)      evaluating and recommending to Nordic GP and the Board of Directors (as applicable) hedging strategies and engaging in hedging activities on behalf of the Company and its Subsidiaries, including with respect to foreign currencies, consistent with such strategies as so modified from time to time, with Nordic Realty's qualification as a REIT and with the Investment Guidelines;

(xv)      counseling the Company regarding the maintenance of Nordic Realty's qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury regulations thereunder (including the impact of recognizing foreign currency gains and losses and holding currencies other than the U.S. dollar on such REIT qualification tests);

(xvi)      assisting the Company in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xvii)      assisting the Company in taking all necessary action to enable them to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs; and

(xviii)      assisting Nordic OP in determining what portion of the Management Fee and Expenses payable pursuant to this Agreement are deductible for Luxembourg tax purposes.

Without limiting the foregoing, pursuant to the Delegation and this Agreement, the Manager will perform portfolio management services (the "Portfolio Management Services") with respect to the Investments. Such services will include, but not be limited to, consulting on the purchase and sale of, and other investment opportunities in connection with, assets; asset and property management services; the collection of information and the submission of reports pertaining to Nordic OP's and its Subsidiaries' assets, borrowings and general economic conditions; periodic review and evaluation of the performance of Nordic OP's and its Subsidiaries' portfolio of assets; acting as a liaison between Nordic OP and its Subsidiaries and banks, mortgage banks, investment banks and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, pursuant to the Delegation and this Agreement, the Manager will perform monitoring services (the "Monitoring Services") with respect to any activities provided by third parties. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting, as a liaison with service providers; and supervising claims filed under any insurance policies.

(c)      For the period and on the terms and conditions set forth in this Agreement, Nordic GP (pursuant to the Delegation) and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such finance agreements and arrangements, brokerage agreements, and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate in accordance with the Delegation. This power of attorney is deemed to be coupled with an interest.

(d)      In order to fulfill its duties under the Delegation and this Agreement, the Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and, except as otherwise agreed, to provide credit analysis, risk management services, asset and property management, asset sales, brokerage and/or other services (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms that are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value; provided that (i) any such agreements entered into with Affiliates of the Manager shall be on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis, and (ii) with respect to Portfolio Management Services, the Manager shall remain liable for the performance of such Portfolio Management Services.

(e)      To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, and at the sole cost and expense of the Manager, propose to retain one or more entities for the provision of sub-advisory services to the Manager, in order to enable the Manager to provide the services specified by the Delegation and this Agreement; provided that any agreements relating to such sub-advisory services (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company or Nordic GP, and (ii) shall not result in an increased Management Fee or expenses payable hereunder greater than expenses which would have been incurred if the Manager provided such services directly and the Manager will remain liable for the performance of such sub-advisory services.

(f)      The Manager may retain, for and on behalf of the Company, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, real estate agents, environmental consultants, registrars, investment banks, financial advisors, due diligence firms, banks and other lenders and others as the Manager deems necessary or advisable, within the framework of the execution of its duties pursuant to the Delegation and this Agreement, in connection with the management and operations of the Company and their assets. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates. Nordic OP or, if applicable, its Subsidiaries shall pay or reimburse the Manager or its Affiliates performing such services for the documented cost thereof in accordance with Section 10.

(g)      As frequently as the Manager may deem necessary or advisable, or at the direction of Nordic GP, upon the recommendation of the Independent Directors, the Manager shall prepare, or cause to be prepared, with respect to any Investment, reports regarding the asset performance of and other information reasonably requested by Nordic GP or Nordic OP.

(h)      The Manager shall prepare, or cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by Nordic GP, upon the recommendation of the Independent Directors, in order for the entities of the Company to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, including but not limited to, the SEC, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials, including, without limitation, an annual audit of the Company's books of account by a nationally recognized registered independent public accounting firm.

(i)      The Manager shall prepare regular reports for the Company to enable Nordic GP and the Board of Directors (as applicable) to review the Company's direct and indirect acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and other policies approved by Nordic GP and the Independent Directors, as applicable.

(j)      If requested by Nordic GP, the Manager shall provide such internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and the Exchange Act), regulation (including SEC regulations) and the rules and requirements of NASDAQ, or such other securities exchange on which the Common Stock may be listed and as otherwise reasonably requested by Nordic GP from time to time.

(k)      In connection with performing its duties pursuant to the Delegation and this Agreement, the Manager shall establish an Investment Committee (the "Investment Committee"). The Investment Committee will meet periodically, as many times as necessary, but no less than once every quarter, to discuss investment opportunities. The Investment Committee will periodically review Nordic OP's Investments and compliance with the Investment Guidelines, and provide Nordic GP and the Board of Directors with a report at the end of each quarter in conjunction with its review of the quarterly results of Nordic OP.

(l)      Prior to the end of the calendar quarter after Stockholder's Equity exceeds $500 million, the Manager shall engage in discussions with a special committee, consisting entirely of Independent Directors for the purpose of engaging in discussions relating to the possibility of internalizing the Company's management function through the acquisition of aspects of the Manager's business, which are dedicated to the Company's business, in exchange for Common Stock or shares in Nordic OP.

(m)      Notwithstanding anything contained in this Agreement to the contrary, the Manager shall not be required to expend money ("Excess Funds") in connection with any expenses that are required to be paid for or reimbursed by Nordic OP or its Subsidiaries pursuant to Section 10 in excess of that contained in any applicable Nordic OP Account or otherwise made available by Nordic OP or its Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of Nordic OP under Section 13(a) of this Agreement to terminate this Agreement due to the Manager's unsatisfactory performance.

(n)      In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at Nordic OP's sole cost and expense.

(o)      Any agreement, invoice, notice, publication, letter, order or other document executed by the Manager in the course of its performance of its mandate with respect to the management of Nordic OP pursuant to the Delegation and this Agreement shall clearly state that it has been executed by the Manager "on behalf of" Nordic GP.

Section 3.      Devotion of Time; Additional Activities.

(a)      In connection with the Delegation and pursuant to this Agreement, the Manager and its Affiliates shall provide Nordic OP with a management team, including a chief executive officer and chief financial officer, along with appropriate support personnel, to provide the management services to be provided by the Manager to Nordic OP hereunder, the members of which team shall devote such portion of their time to the management of Nordic OP as is necessary and appropriate to enable Nordic OP to operate its business, commensurate with Nordic OP's level of activity. None of the officers or employees of the Manager will be dedicated exclusively to Nordic OP, except for any such officer or employee who may be seconded exclusively to Nordic OP pursuant to a secondment arrangement with the Manager. The Manager and its Affiliates shall provide reasonable access to their respective investment professionals in order to support the day-to-day operations of Nordic OP and its Subsidiaries.

(b)      Neither the Delegation nor anything in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors, employees or personnel (or their equivalent), from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, investments that meet the principal investment objectives of Nordic OP and its Subsidiaries), whether or not the investment objectives or policies of any such other Person or entity are similar to those of Nordic OP or its Subsidiaries or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors, employees or personnel (or their equivalent) from buying, selling or trading any securities or investments for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors, employees or personnel (or their equivalent) may be acting; provided, that during the term of this Agreement, C-QUADRAT shall not sponsor or provide management services similar to those set forth in this Agreement to any vehicle (other than the Company) that focuses on acquiring, owning, leasing, managing and redeveloping office and industrial properties located in Norway, Sweden and Denmark.

(c)      Managers, partners, officers, employees, personnel and agents (or their equivalent) of the Manager or Affiliates of the Manager may serve as directors, officers, employees, partners, personnel, agents, nominees or signatories for the Company, to the extent permitted by law and their Governing Instruments, or, as applicable, by any resolutions duly adopted by the Board of Directors pursuant to Nordic Realty's Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

Section 4.      Agency. Pursuant to the Delegation and this Agreement, the Manager shall act as agent of the Company in making, acquiring, financing and disposing of Investments, disbursing and collecting the funds of the Company, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by, or on behalf of the Company and handling, prosecuting and settling any claims of, or against the Company, the Board of Directors, stockholders of Nordic Realty, holders of Nordic OP's securities, or representatives or assets of the Company.

Section 5.      Bank Accounts. At the direction of Nordic GP with respect to Nordic OP and of Nordic Realty's Chief Financial Officer with respect to the Company (which, for the avoidance of doubt in this instance, shall not include Nordic OP), the Manager may establish and maintain as an agent on behalf of the Company (including Nordic OP, as applicable) one or more bank accounts in the name of the Company (including Nordic OP, applicable) (any such account, a "Nordic OP Account"), and may collect and deposit funds into any such Nordic OP Account or Nordic OP Accounts, and disburse funds from any such Nordic OP Account, under such terms and conditions as Nordic GP may approve, with the prior approval of the Board of Directors; and the Manager shall from time to time render appropriate accountings of such collections and payments to Nordic GP and the Board of Directors and, upon request, to the auditors of the Company.

Section 6.      Records; Confidentiality.

(a)      The Manager shall maintain appropriate books of accounts and records relating to services performed under the Delegation and this Agreement, and such books of accounts and records shall be accessible for inspection by representatives of the Company at any time during normal business hours.

(b)      The Manager shall keep confidential any and all information obtained in connection with the services rendered under the Delegation and this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under the Delegation and this Agreement) to unaffiliated third parties, except: (i) with the prior written consent of Nordic GP and the Independent Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, due diligence providers, financing sources and others in the ordinary course of the Company's business; (iv) to governmental officials having jurisdiction over the Company; (v) in connection with any governmental or regulatory filings of the Company, or disclosure or presentations to investors and potential investors; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available through the actions of a Person other than the Manager not resulting from the Manager's violation of this Section 6. The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7.      Obligations of Manager; Restrictions.

(a)      The Manager shall take such actions as it deems necessary or appropriate in fulfilling its duties pursuant to the Delegation and under this Agreement with regard to the protection of the Investments.

(b)      In the course of its mandate under the Delegation and this Agreement, the Manager shall refrain from any action that, in its sole judgment made in good faith:

(i)       is not in compliance with the Investment Guidelines;

(ii)      would adversely and materially affect the qualification of Nordic Realty as a REIT under the Code;

(iii)      would adversely and materially affect Nordic Realty's or any of its Subsidiaries' status as an entity intended to be exempted or excluded from registration under the Investment Company Act; or

(iv)      would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or that would otherwise not be permitted by the Company's Governing Instruments, code of conduct or other compliance or governance policies and procedures.

If the Manager is ordered to take any such action by the Company in connection with the Delegation and this Agreement, the Manager shall promptly notify Nordic GP and the Independent Directors of the Manager's judgment that such action would adversely and materially affect the qualification of Nordic Realty as a REIT, Nordic Realty's or any of its Subsidiaries' status as an entity intended to be exempted or excluded from registration under the Investment Company Act, or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager and its officers, directors, members, managers and employees (or their equivalent) shall not be liable to the Company or to any director or stockholder or other owner of the Company for acts or omissions performed in accordance with and pursuant to this Agreement, except as provided in Section 12 of this Agreement.

(c)      Nordic GP and the Independent Directors shall periodically review the Investment Guidelines and Nordic OP's portfolio of Investments, but shall not be required to review each proposed investment.

(d)      The Manager agrees to be bound by all policies and procedures, including the Company's code of conduct and other compliance and governance policies and procedures, applicable to the Manager and its officers, directors, members, managers and employees (or their equivalent) that are adopted by the Board of Directors from time to time, including those required under the Exchange Act, the Securities Act, or by NASDAQ (or such other securities exchange on which the Common Stock may be listed), and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, managers and employees (or their equivalent), and any principals, officers or employees (or their equivalent) of its Affiliates who are involved in the business and affairs of the Company, to be bound by such policies and procedures to the extent applicable to such persons.

(e)      The Manager shall at all times during the term of this Agreement maintain "errors and omissions" or similar insurance coverage and any other insurance coverage that is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other managers of similar Investments.

Section 8.      Management Fee.

(a)      During the Initial Term and any Renewal Term, Nordic OP shall pay to the Manager the Management Fee quarterly in arrears, commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect). Subject to certain adjustments, the Management Fee is payable independently of the performance of Nordic OP or the Investments.

(b)      The Manager shall compute each installment of the Management Fee within 30 days after the end of the fiscal quarter (or, as provided in clause (a) above, at the commencement of a fiscal quarter) with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment of the Management Fee shall thereafter promptly be delivered to Nordic GP and the Board of Directors and, upon such delivery, payment of such installment of the Management Fee shown therein shall, subject in any event to Section 13(a) of this Agreement, be due and payable in cash no later than the date which is five Business Days after the date of delivery to Nordic GP and the Board of Directors of such computations.

(c)      The Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 13(a) of this Agreement.

Section 9.      Management Fee Payment Currency Allocations. The Management Fee shall be payable in the principal local currency in use in each Stockholders' Equity Segment. Notwithstanding the foregoing, the payment of the Management Fee in such currencies as set forth in this Section 9 may be adjusted after discussions between the Manager and Nordic GP and as approved by Nordic GP, with the prior approval of a majority of the Independent Directors.

Section 10.      Company Expenses.

(a)      Nordic OP or, if applicable, its Subsidiaries shall pay or cause to be paid all of the expenses of the Company and its Subsidiaries, and Nordic OP or its Subsidiaries shall reimburse or cause to be reimbursed the Manager for its documented expenses incurred in performing services for the Company in connection with the operation of the Company's business, including property management, legal, property accounting, information technology, operations and due diligence (collectively, the "Expenses"), excepting only those expenses that are specifically the responsibility of the Manager pursuant to this Section 10. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company shall be paid by or on behalf of Nordic OP or its Subsidiaries and shall not be paid by the Manager or Affiliates of the Manager:

(i)      expenses in connection with any private or public offering, including but not limited to the Initial Public Offering and transaction costs incident to the Company's unconsummated investments and the acquisition, disposition and financing of the Company's consummated Investments;

(ii)      subject to Section 10(b) and (c) of this Agreement, the cost of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for the Company by providers retained by the Manager or, if provided by the Manager's personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's length basis;

(iii)      the compensation and expenses of the any of the Company's directors (or equivalent) (excluding those directors, or equivalent, who are officers of the Manager) and the cost of liability insurance to indemnify the Company's directors and officers;

(iv)      costs associated with the establishment and maintenance of any of the Company's credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company's securities offerings;

(v)      expenses connected with communications to holders of the Company's securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of Nordic Realty's or any of its Subsidiaries' stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing Nordic Realty's or any of its Subsidiaries' annual report to its stockholders (or equivalent) and proxy materials with respect to any meeting of Nordic Realty's or any of its Subsidiaries' stockholders (or equivalent);

(vi)      costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used by the Company;

(vii)      expenses incurred by managers, officers, personnel and agents of the Manager for travel solely on the Company's behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Investment or the establishment and maintenance of any of the Company's securitizations or any of their securities offerings;

(viii)      costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses applicable solely to the Company;

(ix)       compensation and expenses of the Company's custodian and transfer agent, if any;

(x)        the cost of maintaining compliance with all U.S. federal, state and local rules and regulations or with any other regulatory agency;

(xi)       all taxes and license fees;

(xii)      all insurance costs incurred in connection with the operation of the Company's business, except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;

(xiii)      costs and expenses incurred in contracting with third parties for the management of the assets of the Company;

(xiv)      all other costs and expenses relating to the Company's business and operations, including, without limitation, the costs and expenses of acquiring, owning, managing, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(xv)      expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company or Investments separate from the office or offices of the Manager;

(xvi)      expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made to or on account of holders of the Company's securities, including, without limitation, in connection with any dividend reinvestment plan;

(xvii)      any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company, or against any trustee, director, partner, member or officer of the Company in his, her or its capacity as such for which the Company is required to indemnify such Person by any court or governmental agency;

(xviii)      the fully burdened cost of providing property management services with respect to the Investments; and

(xix)       all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement;

provided, however, that with respect to expenses incurred by the Manager in connection with assets acquired by or services rendered to the Company, together with any additional publicly traded or other investment vehicle that is sponsored or managed by the Manager or any of its Affiliates, Nordic OP and its Subsidiaries shall only be responsible for the their pro rata share of such expenses, based on the ratio of the amount of capital contributed by the Nordic OP and its Subsidiaries for any investment in such assets compared to the total capital invested in such assets; provided, further, however, that for purposes of this clause, the phrase "additional publicly traded or other investment vehicle" shall not include any investment vehicle in its capacity as holder of direct or indirect investments in Nordic OP.

(b)      Nordic OP shall pay its respective pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the operations of Nordic OP and its Subsidiaries. These expenses will be allocated among the Manager and Nordic OP based on the ratio of Nordic OP's and its Subsidiaries' proportion of gross assets compared to all remaining gross assets managed or held by the Manager and its Affiliates as calculated at each quarter end. The allocation methodology may be modified, subject to the approval of the Manager, the Nordic GP and the Independent Directors, if they jointly agree that the allocation methodology has become inequitable, based on significant leverage differences between the Company and the Manager’s other funds and clients. Nordic OP shall also pay the rent for office space and other office, internal and overhead expenses incurred by persons who are employed directly by Nordic OP and its Subsidiaries, as applicable, and who are not simultaneously employed by the Manager or any of its Affiliates, including any such persons who may be seconded exclusively to Nordic OP or its Subsidiaries pursuant to a secondment arrangement with the Manager.

(c)      Nordic OP shall not have any obligation to reimburse the Manager or its Affiliates for the salaries and benefits of the personnel of the Manager or its Affiliates who provide services to the Company related to accounting and finance, legal, human resources, insurance, and operations; provided, however, that if Nordic GP, with the prior approval of the Board of Directors, elects for the Manager to provide administrative services, such as being responsible for the financial and other records that the Company is required to maintain and preparing reports to any of the Company's stockholders and reports and other materials filed with the SEC or any other regulatory authority, then Nordic OP shall reimburse the Manager or C-QUADRAT Investment AG for the salary and benefits of its personnel providing such services to the Company based on the percentage of time spent by such personnel on such activities; provided, further, however, that Nordic OP shall not have any obligation to reimburse the Manager or its Affiliates for the salaries and benefits of the Company's principals who provide operational and strategic oversight and management to the Company, including, but not limited to Bjarne Eggesbø, the chief executive officer of Nordic Realty.

(d)      The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(e)      The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 11.      Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses during each fiscal quarter, and shall deliver such statement to Nordic OP within 30 days after the end of each fiscal quarter. Expenses shall be reimbursed to the Manager no later than the 15th Business Day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due from the Manager to the Company. The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.

Section 12.      Limits of the Manager's Responsibility; Indemnification.

(a)      The Manager assumes no responsibility under this Agreement and the Delegation other than to render the services called for under the Delegation and this Agreement in good faith and shall not be responsible for any action of any entity of the Company or the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its Affiliates and their respective officers, directors, members, managers and employees (or their equivalent) (each, a "Covered Person") will not be liable to Nordic GP, the Company, the Board of Directors, or the Company's stockholders, shareholders, partners or members (or their equivalent) for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), performed in accordance with and pursuant to this Agreement, except by reason of acts constituting gross negligence, willful misconduct, fraud, bad faith or reckless disregard of the Manager's duties under this Agreement.

(b)      Nordic OP, to the full extent permitted by law, shall indemnify and hold harmless each Covered Person from and against any and all claims or liabilities of any nature whatsoever, including reasonable legal fees and other expenses reasonably incurred, in respect of or arising out of any action taken or omitted by any such Covered Person by or on behalf of the Company pursuant to authority granted by this Agreement, except where found by a court of competent jurisdiction to be attributable to the gross negligence, willful misconduct, fraud or bad faith of any such Covered Person or the reckless disregard by such Covered Person of their duties under this Agreement. If any Covered Person becomes involved in any capacity in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with the Manager's duties hereunder, Nordic OP will periodically reimburse such Covered Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that prior to any such advancement of expenses (i) such Covered Person shall provide Nordic OP with an undertaking to promptly repay to Nordic OP the amount of any such expenses paid to it if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by Nordic OP as herein provided in connection with such suit, action, proceeding or investigation, and (ii) the Covered Person shall provide Nordic OP with a written affirmation that such Covered Person in good faith believes that it has met the standard of conduct necessary for indemnification hereunder; provided, further, however, that the failure for any reason of Nordic OP to advance funds to any Covered Person shall in no way affect such Covered Person's right to reimbursement of such costs if it is ultimately determined that such Covered Person was entitled to indemnification pursuant to the terms hereof.

(c)      Any Covered Person entitled to indemnification from Nordic OP hereunder shall seek recovery under any insurance policies by which such Covered Person is covered and any Covered Person shall obtain the written consent of Nordic OP prior to entering into any compromise or settlement which would result in an obligation of Nordic OP to indemnify such Covered Person; provided, however, that the possibility of recovery under any such insurance policies shall not preclude a Covered Person from seeking indemnification pursuant to this Section 12. If such Covered Person shall actually recover any amounts under any applicable insurance policies, it shall offset the net proceeds so received against any amounts owed by Nordic OP by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by Nordic OP in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by Nordic OP to such Covered Person) to Nordic OP. If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of Nordic OP and also of any other Person or entity for which the Covered Person hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by Nordic OP may be limited to Nordic OP's proportionate share thereof, if so determined by Nordic OP in good faith.

(d)      The Manager to the full extent permitted by law shall indemnify and hold harmless Nordic OP and each officer, director, manager, employee and agent (or their equivalent) of Nordic OP from and against any and all claims or liabilities of any nature whatsoever, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with acts of the Manager found by a court of competent jurisdiction to constitute gross negligence, willful misconduct, fraud, bad faith or reckless disregard of the Manager's duties under this Agreement, or any claims by the Manager's employees relating to the terms and conditions of their employment by the Manager; provided, however, that nothing in this Section 12(d) shall create personal liability on the part of any of the Manager's Affiliates or its or their respective shareholders, partners, members, managers, officers, directors, employees, agents or representatives (or their equivalent).

(e)      The provisions of this Section 12 shall survive the expiration or earlier termination of this Agreement.

Section 13.      Term; Termination.

(a)      Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until three (3) years from the date of completion of the Initial Public Offering (the "Initial Term") and shall be automatically renewed for a one-year term on each anniversary date thereafter (a "Renewal Term") unless Nordic GP, as approved by the affirmative vote of at least two-thirds of the Independent Directors, determines that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company or (ii) the compensation payable to the Manager hereunder is not fair; provided that Nordic OP shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a that Nordic GP as approved by at least two-thirds of the Independent Directors, determines to be fair pursuant to the procedure set forth below. If Nordic GP determines under the preceding sentence not to renew this Agreement upon expiration of the Initial Term or any Renewal Term (the "Effective Termination Date") under clause (i) or (ii) of the first sentence of this paragraph, Nordic GP shall provide a notice of non-renewal ("Termination Notice") which shall be given at least 180 days prior to the Effective Termination Date and shall (i) specify the reason for nonrenewal in the Termination Notice (pursuant to either clause (i) or (ii) of the first sentence of this paragraph) and (ii) pay the Manager the Termination Fee on or before the last day of the Initial Term or Renewal Term; provided, however, that if such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to Nordic GP and Nordic OP, no fewer than 60 days prior to the prospective Effective Termination Date, written notice (any such notice, a "Notice of Proposal to Negotiate") of its intention to renegotiate its compensation under this Agreement. Upon receipt by Nordic GP and Nordic OP of a Notice of Proposal to Negotiate, Nordic OP (represented by Nordic GP, acting with the approval of at least two-thirds of the Independent Directors), and the Manager and Nordic OP (as so represented) shall endeavor to negotiate in good faith the revised compensation to be payable to the Manager under this Agreement. Provided that the Manager and Nordic GP with the approval of at least two-thirds of the Independent Directors, agree to the terms of the revised compensation to be payable to the Manager within 60 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager shall be the revised compensation then agreed upon by the parties to this Agreement. Nordic GP, Nordic OP and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding the same. If Nordic OP (represented by Nordic GP, acting with the approval of at least two-thirds of the Independent Directors) and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 60-day period, this Agreement shall terminate, such termination to be effective on the date that is the later of (A) 10 days following the end of such 60-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b)      In recognition of the upfront effort required by the Manager to structure Nordic OP and its Subsidiaries and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 13(a) or Section 14(b) of this Agreement, Nordic OP shall pay or cause to be paid to the Manager, on the date on which such termination is effective, a termination fee (the "Termination Fee") equal to three times the average annual Management Fee earned by the Manager during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. The obligation of Nordic OP to pay the Termination Fee shall survive the termination of this Agreement. Additionally, if this Agreement is terminated under circumstances in which Nordic OP is obligated to pay the Termination Fee to the Manager, Nordic OP shall repurchase, concurrently with such termination, the Special Shares for an amount equal to three times the average annual amount of the Incentive Distribution paid or payable in respect of the Special Shares during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination

(c)      No later than 180 days prior to the expiration of the Initial Term or Renewal Term, the Manager may deliver written notice to Nordic GP and Nordic OP informing them of the Manager's intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. Nordic OP shall not be required to pay the Termination Fee to the Manager if the Manager terminates this Agreement pursuant to this Section 13(c).

Section 14.      Termination for Cause.

(a)      Nordic GP may terminate this Agreement at any time, including during the Initial Term, upon at least 30 days' prior written notice of termination from Nordic GP, with the prior approval of a majority of the Independent Directors, to the Manager, without payment of any Termination Fee by Nordic OP, if:

(i)      the Manager engages in any act or omission that constitutes gross negligence, bad faith, fraud or willful misconduct;

(ii)      the Manager breaches this Agreement in any material respect and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period;

(iii)      there is a commencement of any proceeding relating to the Bankruptcy or insolvency of the Manager, including an order for relief in an involuntary Bankruptcy case or the authorization or filing by the Manager of a voluntary Bankruptcy petition;

(iv)      the Manager is convicted (including a plea of nolo contendere) of a felony;

(v)      the Manager is unable to perform its obligations under this Agreement; or

(vi)      there is a dissolution of the Manager.

(b)      The Manager may terminate this Agreement effective upon 60 days' prior written notice of termination to Nordic GP and Nordic OP in the event that Nordic OP breaches this Agreement in any material respect or otherwise be unable to perform its obligations hereunder and such breach shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. Nordic OP shall be required to pay the Termination Fee to the Manager if this Agreement is terminated pursuant to this Section 14(b).

(c)      The Manager may terminate this Agreement in the event that Nordic Realty, Nordic OP or any of its Subsidiaries becomes regulated as an "investment company" under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event. If the Manager terminates this Agreement pursuant to this Section 14(c), Nordic OP shall not be required to pay the Termination Fee.

Section 15.      Survival; Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 13, 14 or 16 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13(a) or 14(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:

(i)      after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to Nordic OP or any of its Subsidiaries all money collected and held for the account of Nordic OP or any of its Subsidiaries pursuant to this Agreement;

(ii)      deliver to Nordic GP and the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to Nordic GP and the Board of Directors with respect to Nordic OP or any of its Subsidiaries;

(iii)      deliver to Nordic GP and the Board of Directors all property and documents of Nordic OP or any of its Subsidiaries then in the custody of the Manager; and

(iv)      Sections 6(b), 10, 11, 12, 13, 14, 15 and 24 shall survive the termination of this Agreement.

Section 16.      Assignment. This Agreement shall terminate automatically, without payment of the Termination Fee, in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by Nordic GP, with the prior approval of the Board of Directors and a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to Nordic GP a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by Nordic GP without the prior written consent of the Manager, except in the case of assignment by Nordic GP to another organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to Nordic GP, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as Nordic GP is bound under this Agreement.

Section 17.      Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of Nordic GP, Nordic OP or any of its Subsidiaries held by the Manager under this Agreement shall be held by the Manager as custodian for Nordic GP, Nordic OP or any of its Subsidiaries, and the Manager's records shall be appropriately marked clearly to reflect the ownership of such money or other property by Nordic GP, Nordic OP or any such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of Nordic GP or, as applicable, Nordic OP requesting the Manager to release to Nordic GP, Nordic OP or any of its Subsidiaries any money or other property then held by the Manager for the account of Nordic GP, Nordic OP or any of its Subsidiaries under this Agreement, the Manager shall release such money or other property to Nordic GP, Nordic OP or any of its Subsidiaries within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to Nordic OP, any of its Subsidiaries, Nordic Realty, Nordic GP, the Independent Directors, or Nordic Realty's or any of its Subsidiaries' stockholders or partners for any acts performed or omissions to act by Nordic GP, Nordic OP or any of its Subsidiaries in connection with the money or other property released to Nordic GP, Nordic OP or any of its Subsidiaries in accordance with the second sentence of this Section 17. Nordic OP shall indemnify the Manager and its officers, directors, personnel, and managers against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager's release of such money or other property to Nordic GP, Nordic OP or any of its Subsidiaries in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 12 of this Agreement.

Section 18.      Representations and Warranties.

(a)      Nordic GP hereby makes the following representations and warranties to the Manager, all of which shall survive the execution and delivery of this Agreement:

(i)      Nordic GP is a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, and has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder.

(ii)      Nordic GP is, as of the date of this Agreement, the sole manager of Nordic OP and has the power and authority to make the Delegation pursuant to the Articles, in their form as of the date of this Agreement.

(iii)      The execution, delivery, and performance of this Agreement by Nordic GP have been duly authorized by all necessary action on the part of Nordic GP.

(iv)      This Agreement constitutes a legal, valid, and binding agreement of Nordic GP, enforceable against Nordic GP in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

(b)      Nordic OP hereby makes the following representations and warranties to the Manager, all of which shall survive the execution and delivery of this Agreement:

(i)      Nordic OP is a corporate partnership limited by shares (société en commandite par actions) organized under the laws of the Grand Duchy of Luxembourg, and is, or shall be prior to the commencement of services hereunder, qualified to do business in each applicable jurisdiction. Nordic OP has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder.

(ii)      The execution, delivery, and performance of this Agreement by Nordic OP have been duly authorized by all necessary action on the part of Nordic OP.

(iii)      This Agreement constitutes a legal, valid, and binding agreement of Nordic OP, enforceable against Nordic OP in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

(c)      The Manager hereby makes the following representations and warranties to Nordic OP, all of which shall survive the execution and delivery of this Agreement:

(i)      The Manager is a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg and is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in each jurisdiction in which it operates. The Manager has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder, subject only to its qualifying to do business and obtaining all requisite permits and licenses required as a result of or relating to the nature or location of any Investments of Nordic OP or any of its Subsidiaries (which it shall do promptly after being required to do so).

(ii)      The execution, delivery, and performance of this Agreement by the Manager have been duly authorized by all necessary action on the part of the Manager.

(iii)      This Agreement constitutes a legal, valid, and binding agreement of the Manager enforceable against the Manager in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

Section 19.      Notice.

(a)      All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing, to the following addresses:

If to Nordic GP, to:

4, rue Albert Borschette
L-1246 Luxembourg
Grand Duchy of Luxembourg
Fax:

If to Nordic OP, to:

4, rue Albert Borschette
L-1246 Luxembourg
Grand Duchy of Luxembourg
Fax:

If to the Manager, to:

4, rue Albert Borschette
L-1246 Luxembourg
Grand Duchy of Luxembourg
Fax:

(b)      All notices, demands and requests to be sent to a party hereto pursuant to this Agreement shall be deemed to have been properly given or served if: (i) personally delivered, (ii) delivered by a reputable overnight courier, addressed to such party, (iii) deposited in the mail, addressed to such party, prepaid and registered or certified with return receipt requested or (iv) transmitted via facsimile or other similar device to the attention of such party.

(c)      All notices, demands and requests so given shall be deemed received: (i) when personally delivered, (ii) twenty-four hours after being deposited for next day delivery with an overnight courier, (iii) forty-eight hours after being deposited in the mail, or (iv) three hours after being transmitted via facsimile or otherwise transmitted and receipt has been confirmed.

Section 20.      Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 21.      Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

Section 22.      Amendments. This Agreement may be amended or modified only by an agreement in writing signed by all parties hereto.

Section 23.      No Implied Waivers; Remedies. No failure or delay on the part of any party in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing shall operate as a waiver of any such right, privilege, power or remedy; nor shall any single or partial exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of any such right, privilege, power or remedy or the exercise of any other right, privilege, power or remedy. No waiver shall be asserted against any party unless signed in writing by such party. The rights, privileges, powers and remedies available to the parties are cumulative and not exclusive of any other rights, privileges, powers or remedies provided by statute, at law, in equity or otherwise. Except as provided in this Agreement, no notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

Section 24.      Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.

Section 25.      Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

Section 26.      Severability. If any provision of the Agreement shall be held to be invalid, the remainder of the Agreement shall not be affected thereby.

Section 27.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives on the date first written above.

NORDIC REALTY TRUST, INC.
Address:

[ ]

By:
Name:
Title:

NORDIC GP LUX CO
Address:

[ ]	By:	, its manager

By:
Name:
Title:

NORDIC OPERATING PARTNERSHIP S.C.A.
Address:

[ ]	By:	Nordic GP Lux Co S.à r.l., its general partner

By:
Name:
Title:

C-QUADRAT REAL ESTATE MANAGER, S.À R.L.
Address:

[ ]	By:	, its manager

By:
Name:
Title:

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